March 12, 2025

Patricia Prichep
Chief Financial Officer
CEL-SCI Corporation
8229 Boone Blvd., Suite 802
Vienna, Virginia 22182

        Re: CEL-SCI Corporation
            Form 10-K for Fiscal Year Ended September 30, 2024
            Filed January 13, 2025
            File No. 001-11889
Dear Patricia Prichep:

       We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                        Sincerely,

                                                        Division of Corporation
Finance
                                                        Office of Life Sciences